Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Second Quarter 2022 Financial Results
Net Revenues increased 9% to $27 million; ITS revenues increased 6% and DME revenues increased 15%
Rochester Hills, Michigan, August 4, 2022 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the second quarter ended June 30, 2022.
2022 Second Quarter Overview:
•Net revenues totaled $27.0 million, an increase of 9% vs. prior year.
◦Integrated Therapy Services ("ITS") net revenue was $17.2 million, an increase of 6% vs. prior year.
◦Durable Medical Equipment Services ("DME Services") net revenue was $9.8 million, an increase of 15% vs. prior year.
•Gross profit was $14.9 million, a decrease of 1% vs. prior year.
•Gross margin was 55.1%, a decrease of 5.5% vs. prior year.
•Net loss of $0.2 million, or $(0.01) per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $5.5 million, a decrease of 6% vs. prior year.
•Net cash provided by operations was $9.5 million for the six-month period, an increase of 8% vs. the same prior year period.
Management Discussion

Richard DiIorio, CEO of InfuSystem, said, “The financial results for the quarter were solid, reflecting the continued recovery from Omicron as access to healthcare providers continues to improve. The 6% revenue growth in our ITS business and the 15% revenue growth in DME compared to last year’s period resulted in combined 9% year-over-year growth for the second quarter of 2022. This growth was powered by the continued strength of our core business units, Oncology and traditional DME services, which includes pump rentals and related pump and consumable product sales. The quarter affirmed the strong cash flow nature of our business, with cash from operations increasing 8% to $9.5 million for the six-month period as compared to the same prior year period.”

“While the quarter was solid, we are experiencing headwinds in ramping some of our important new business initiatives. Early in the quarter, our Pain Management business was impacted by lingering COVID-related supply chain challenges preventing us from onboarding new accounts. Fortunately, we believe these issues to be largely behind us, as we obtained sufficient inventory during the quarter to resume new account starts. We finished June on a strong note, with record patient treatments and a growing pipeline of new business that will keep us busy through the rest of the year, hopefully setting the stage for a record second half in Pain Management.”

“During the second quarter, we initiated work under a new master services agreement to provide biomedical services to a tier-one healthcare technology company. We have been working with this partner through a very deliberate onboarding process which has slowed the early stages of the ramp up period; however, we believe it will result in a better long-term partnership. Starting this month, we began rapidly scaling up the deployment of services under this agreement, which we expect to continue throughout the remainder of 2022. Although this resulted in forecasted revenue under this agreement being pushed out to future quarters, we believe the short-term impact will be outweighed by the potential expanded scope of the project, which involves more than 300,000 pumps located in 1,200 medical facilities, including 800 hospital systems in the U.S. and Canada.”

“In Wound Care, two large lease opportunities were placed on hold during the quarter because of our inability to secure the medical devices necessary to move those projects forward. We are working to resolve this supply chain issue by, among other things, establishing a new distribution agreement with a different supplier to source medical devices. We expect to soon be able to share information concerning new products and an expanded service offering in our Wound Care business.”

“Given the above developments, we are revising our full-year 2022 revenue growth guidance to be in the range of 10% to 13% with AEBITDA margin (non-GAAP) guidance to be in the 20% to 21% range. Our core business remains solid and we believe a large part of the headwinds this quarter relate to delays in our business initiatives and not underlying demand, as we are seeing improved prospects for nearly all of our product and service offerings. We believe that our two service platforms, ITS and DME, are well-positioned with unique service solutions for long-term success in facilitating clinic-to-home care that will deliver sustainable growth for years to come,” concluded Mr. DiIorio.

2022 Second Quarter Financial Review
Net revenues for the quarter ended June 30, 2022 were $27.0 million, an increase of $2.2 million, or 8.9%, compared to $24.8 million for the quarter ended June 30, 2021. The increase included higher net revenues for both the ITS and DME Services segments.
ITS net revenue of $17.2 million increased $0.9 million, or 5.6%, during the second quarter of 2022 as compared to the prior year period. This increase was primarily attributable to additional treatment volume in Oncology and Pain Management and improved third party payer collections on billings. Pain Management net revenue increased by $0.2 million for the second quarter of 2022 as compared to the prior year second quarter due to additional sites of care added over the last year. The higher amount represented an increase of 25%.
DME Services net revenue of $9.8 million (exclusive of inter-segment revenues) increased $1.3 million, or 15.3%, during the second quarter of 2022 as compared to the prior year period. This increase included an increase in revenues from equipment rentals totaling $0.6 million, or 15%, higher biomedical services revenue which increased by $0.4 million, or 36%, and an increase in sales of disposable medical supplies which increased by $0.2 million, or 10%. Increased rental revenue reflected increased market demand as customers looked to supplement their infusion pump fleets in the face of supply chain disruptions of disposable medical supplies used with certain model infusion pumps. The biomedical services revenue included initial amounts of revenue from a new master services agreement with a leading global healthcare technology and diagnostic company that was launched in April 2022. Revenue under the agreement, which was not significant during the second quarter of 2022, is expected to grow to approximately $10.0 to $12.0 million annually after an initial ramp-up period of approximately 15 months.
Gross profit for the second quarter of 2022 of $14.9 million decreased $0.1 million, or 1.0%, from $15.1 million for the second quarter of 2021. The decrease was driven by a lower gross profit percentage of net revenue ("gross margin") partially offset by the increase in net revenue. Gross margin was 55.1% during the second quarter of 2022 as compared to 60.6% during the prior year, a decrease of 5.5%. Gross margin decreased in both the DME Services and ITS segments.
ITS gross profit was $10.1 million during the second quarter of 2022, representing a decrease of $0.3 million compared to the prior year. The decrease reflected a lower gross margin, which decreased from the prior year by 5.3% to 58.6%, offset partially by an increase in net revenues. The lower gross margin was the result of a $0.8 million increase in the adjustment recorded for pump disposal expenses and $0.2 million higher pump maintenance expenses as compared to the prior year. Pump disposal expenses include retirements of damaged pumps and reserves for missing pumps. The increase was mainly related to an updated estimate of the volume of pumps considered missing based on pump return data and physical inventories. Pump maintenance expenses, which include preventative maintenance, cleaning and repair services mainly performed by the DME Services segment, were unusually high during the second quarter of 2022 due to the timing of when the services were performed.
DME Services gross profit during the second quarter of 2022 was $4.8 million, representing an increase of $0.2 million, or 4.1%, compared to the prior year. This increase was due to an increase in net revenues partially offset by a lower gross margin. The DME gross margin was 48.9% during the current quarter, which was 5.2% lower than the prior year. This decrease was the result of gross margin mix associated with higher biomedical revenue, which has a lower gross margin percentage than other business lines in the DME Services segment, and an increase in labor costs related to an increase in the number of biomedical technicians. The increase in biomedical technician labor resulted from an increase in team members who were hired in order to increase the capacity in biomedical services in anticipation of increased biomedical services demand. Higher biomedical services revenue during the second quarter of 2022 has begun to absorb a portion of the increased labor and further increases are expected in future quarters which will further absorb these costs.
Selling and marketing expenses for the second quarter of 2022 were $3.1 million, representing an increase of $0.4 million, or 15.0%, as compared to the second quarter of 2021. Selling and marketing expenses as a percentage of net revenues increased to 11.4% compared to the prior year period at 10.8%. This increase reflected $0.2 million in higher expenses for NPWT and Pain Management dedicated sales personnel and $0.2 million in increased marketing expenses. The additional sales team members were hired during the second quarter of 2021 and represent a strategic investment to accelerate revenue growth for these therapies. The related expense included in selling and marketing, for these strategic investments, is a portion of an overall expense increase of $0.4 million, for the second quarter of 2022 associated with this initiative, the remainder of which is included in general and administrative expense.
General and administrative (“G&A”) expenses for the second quarter of 2022 were $10.9 million, an increase of 3.1% from $10.6 million for the second quarter of 2021. The increase of $0.3 million was due to $0.2 million in additional expenses related to the investments in NPWT and Pain Management, $0.2 million in additional audit expenses associated with additional requirements to comply with the Sarbanes-Oxley Act of 2002 and higher travel expenses and other increases including higher personnel, healthcare, information technology and general business expenses. These increases were partially offset by a decrease in stock-based compensation expense of $0.2 million and lower accrued expense for our short-term incentive compensation plan. G&A expenses as a percentage of net revenues for the second quarter of 2022, decreased to 40.5% compared to 42.8% for the prior year mainly reflecting improved net revenue leverage over fixed costs.
Net loss for the second quarter of 2022 was $0.2 million, or $(0.01) per diluted share, compared to net income of $0.8 million, or $0.04 per diluted share for the second quarter of 2021.
Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2022 was $5.5 million, or 20.4% of net revenue, and decreased by $0.4 million, or 6.0%, compared to Adjusted EBITDA for the same prior year quarter of $5.9 million, or 23.7% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the six-month period ended June 30, 2022, operating cash flow increased to $9.5 million, a $0.7 million or 8% increase over operating cash flow during the same prior year six-month period. The improvement resulted from an improvement in the impact from changes in working capital offset partially by lower earnings adjusted for non-cash expenses such as depreciation and amortization, equipment disposal losses and deferred tax expense. Capital expenditures, which include purchases of medical devices, totaled $7.0 million during the first half of 2022 which was $1.7 million, or 33%, higher than the amount purchased during the same prior year period, an amount which was partially offset by higher proceeds from the sale of medical equipment which increased by $0.6 million. Additionally, during the first half of 2022, $0.8 million was used to pay contingent consideration for OB Healthcare which was acquired in 2021 and $4.4 million was used to repurchase the Company's common stock under a stock repurchase plan authorized on June 30, 2021.
On February 5, 2021, the Company refinanced all of its existing bank debt under its 2015 Credit Agreement which, at the beginning of the 2021 first quarter, consisted of three term notes totaling $37.9 million and a $11.8 million undrawn revolving line of credit. The new 2021 Credit Agreement features a $75 million revolving line of credit, does not include any term indebtedness, and matures on the fifth anniversary of the refinancing date. The initial borrowing under the new facility of $30 million, along with $8.2 million of our available cash, was used to repay all outstanding obligations under the 2015 Credit Agreement. Also in February 2021, the Company entered into two interest rate SWAP agreements to fix the amount of interest expense for $20 million of the outstanding borrowings under the loans. As a result, available liquidity increased and debt service obligations were reduced substantially. As of June 30, 2022, available liquidity totaled $40.8 million and consisted of $40.5 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.3 million. Net debt, a non-GAAP measure (calculated as total debt of $33.7 million less cash and cash equivalents of $0.3 million) as of June 30, 2022 was $33.4 million representing an increase of $0.5 million as compared to net debt of $32.9 million as of December 31, 2021 (calculated as total debt of $33.1 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.54 to 1.00 (calculated as net debt of $33.4 million divided by Adjusted EBITDA of $21.7 million).

Full Year 2022 Guidance
InfuSystem is revising its annual guidance for the full year 2022 with net revenue growth estimated to be in the range of 10% to 13%, or approximately $113 million to $116 million in net revenues, and Adjusted EBITDA estimated to be within the range of $23 million to $24 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be in the range of 20% to 21% for the year. This compares to previously issued full year 2022 guidance of net revenue growth of 15% to 20%, or approximately $118 million to $123 million in net revenues, and Adjusted EBITDA to be within the range of $24 million to $27 million. The Company had previously forecasted Adjusted EBITDA margin (non-GAAP) to be in the range of 20% to 22% for the year.
The revised full year 2022 guidance reflects management’s current expectation for operational performance, given the current market conditions. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2021, filed on March 15, 2022. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, August 4, 2022, at 9:00 a.m. Eastern Time to discuss its second quarter 2022 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.
To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 2011678, through August 11, 2022.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended June 30, 2022 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, supply chain disruptions, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2022	2021	2022	2021

Net revenues	$27,042	$24,834	$53,805	$49,297
Cost of revenues	12,141	9,784	23,537	19,671
Gross profit	14,901	15,050	30,268	29,626

Selling, general and administrative expenses:
Provision for doubtful accounts	(41)	(39)	6	(109)
Amortization of intangibles	711	1,096	1,421	2,139
Selling and marketing	3,083	2,680	6,402	5,056
General and administrative	10,941	10,617	22,757	20,971

Total selling, general and administrative	14,694	14,354	30,586	28,057

Operating income (loss)	207	696	(318)	1,569
Other expense:
Interest expense	(314)	(317)	(591)	(639)
Other expense	(30)	(37)	(58)	(106)

(Loss) Income before income taxes	(137)	342	(967)	824
(Provision for) benefit from income taxes	(27)	478	435	657
Net (loss) income	$(164)	$820	$(532)	$1,481
Net (loss) income per share:
Basic	$(0.01)	$0.04	$(0.03)	$0.07
Diluted	$(0.01)	$0.04	$(0.03)	$0.07
Weighted average shares outstanding:
Basic	20,583,928	20,487,845	20,596,580	20,413,416
Diluted	20,583,928	22,065,486	20,596,580	22,017,455

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended June 30,		Better/ (Worse)
(in thousands)	2022	2021

Net revenues:
ITS	$17,244	$16,334	$910
DME Services (inclusive of inter-segment revenues)	11,560	10,098	1,462
Less: elimination of inter-segment revenues	(1,762)	(1,598)	(164)
Total	27,042	24,834	2,208
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,113	10,451	(338)
DME Services	4,788	4,599	189
Total	$14,901	$15,050	$(149)
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Six Months Ended June 30,		Better/ (Worse)
(in thousands)	2022	2021

Net revenues:
ITS	$33,885	$32,245	$1,640
DME Services (inclusive of inter-segment revenues)	23,170	20,096	3,074
Less: elimination of inter-segment revenues	(3,250)	(3,044)	(206)
Total	53,805	49,297	4,508
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	20,851	20,454	397
DME Services	9,417	9,172	245
Total	$30,268	$29,626	$642
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET (LOSS) INCOME TO EBITDA, ADJUSTED EBITDA, NET (LOSS) INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

GAAP net (loss) income	$(164)	$820	$(532)	$1,481
Adjustments:
Interest expense	314	317	591	639
Income tax provision (benefit)	27	(478)	(435)	(657)
Depreciation	2,689	2,563	5,395	5,090
Amortization	711	1,096	1,421	2,139

Non-GAAP EBITDA	$3,577	$4,318	$6,440	$8,692

Stock compensation costs	1,123	1,372	2,170	3,007
Medical equipment reserve (1)	721	(54)	891	414
Acquisition costs	—	109	—	147
SOX readiness costs	70	18	110	18
Management reorganization/transition costs	23	25	37	28
Certain other non-recurring costs	12	91	20	(267)

Non-GAAP Adjusted EBITDA	$5,526	$5,879	$9,668	$12,039

GAAP Net Revenues	$27,042	$24,834	$53,805	$49,297
Net (Loss) Income Margin (2)	(0.6)%	3.3%	(1.0)%	3.0%
Non-GAAP Adjusted EBITDA Margin (3)	20.4%	23.7%	18.0%	24.4%
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Net (Loss) Income Margin is defined as GAAP Net (Loss) Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	June 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$311	$186
Accounts receivable, net	15,839	15,405
Inventories	4,876	3,939
Other current assets	1,936	2,535

Total current assets	22,962	22,065
Medical equipment for sale or rental	2,278	1,742
Medical equipment in rental service, net of accumulated depreciation	39,581	39,871
Property & equipment, net of accumulated depreciation	4,310	4,523
Goodwill	3,710	3,710
Intangible assets, net	9,509	10,930
Operating lease right of use assets	4,718	4,241
Deferred income taxes	10,191	10,033
Other assets	1,558	471

Total assets	$98,817	$97,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,434	$7,862
Current portion of long-term debt	—	349
Other current liabilities	4,991	4,685

Total current liabilities	14,425	12,896
Long-term debt, net of current portion	33,687	32,748
Operating lease liabilities, net of current portion	4,208	3,670

Total liabilities	52,320	49,314

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,694,814 issued and outstanding as of June 30, 2022 and 20,699,546 issued and outstanding as of December 31, 2021	2	2
Additional paid-in capital	104,146	101,905
Accumulated other comprehensive income	1,140	268
Retained deficit	(58,791)	(53,903)

Total stockholders’ equity	46,497	48,272

Total liabilities and stockholders’ equity	$98,817	$97,586

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2022	2021

OPERATING ACTIVITIES
Net (loss) income	$(532)	$1,481
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	6	(109)
Depreciation	5,395	5,090
Loss on disposal of and reserve adjustments for medical equipment	1,101	640
Gain on sale of medical equipment	(883)	(375)
Amortization of intangible assets	1,421	2,139
Amortization of deferred debt issuance costs	37	114
Stock-based compensation	2,170	3,007
Deferred income taxes	(435)	(658)
Changes in assets - (increase)/decrease:
Accounts receivable	(924)	(329)
Inventories	(937)	(647)
Other current assets	599	138
Other assets	(19)	(70)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	2,496	(1,607)
NET CASH PROVIDED BY OPERATING ACTIVITIES	9,495	8,814

INVESTING ACTIVITIES
Acquisition of business	—	(7,490)
Purchase of medical equipment	(6,669)	(4,943)
Purchase of property and equipment	(336)	(334)
Proceeds from sale of medical equipment, property and equipment	2,081	1,503
NET CASH USED IN INVESTING ACTIVITIES	(4,924)	(11,264)

FINANCING ACTIVITIES
Principal payments on long-term debt	(20,665)	(53,982)
Cash proceeds from long-term debt	21,218	47,913
Debt issuance costs	—	(386)
Cash payment of contingent consideration	(750)	—
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(639)	(1,141)
Common stock repurchased as part of share repurchase program	(4,356)	—
Cash proceeds from stock plans	746	562
NET CASH USED IN FINANCING ACTIVITIES	(4,446)	(7,034)

Net change in cash and cash equivalents	125	(9,484)
Cash and cash equivalents, beginning of period	186	9,648
Cash and cash equivalents, end of period	$311	$164